Exhibit 10.2

STRATTEC SECURITY CORPORATION

2024 EQUITY INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

STRATTEC Security Corporation (the “Company”) hereby grants the undersigned Participant an award of Shares of Restricted Stock, subject to the terms and conditions described in the STRATTEC Security Corporation 2024 Equity Incentive Plan, effective as of October 25, 2024 and as amended from time to time (the “Plan”), and this Restricted Stock Award Agreement (this “Award Agreement”). Capitalized terms that are not defined in this Award Agreement shall have the same meaning as in the Plan.

1. Name of Participant: Jennifer L. Slater (the “Participant”)

2. Grant Date: October 25, 2024 (the “Grant Date”).

3. Number of Shares of Restricted Stock: 25,236 Shares (“Restricted Stock”)

4. Vesting and Forfeiture of Restricted Stock:

(a) General Vesting. Subject to the forfeiture provisions in Section 4(b) of this Award Agreement and the accelerated vesting provisions in Section 4(c) of this Award Agreement, and subject to the Participant’s continued employment as President and Chief Executive Officer of the Company through the applicable Vesting Date (as defined below), the Shares of Restricted Stock shall vest as follows: (i) one-half of the Shares of Restricted Stock (rounded up to the nearest whole number of Shares, as necessary) shall vest on July 1, 2026; and (ii) the remaining Shares of Restricted Stock shall vest on July 1, 2027 (each, a “Vesting Date”).

(b) Forfeiture Rights. Any unvested Shares of Restricted Stock shall immediately be forfeited if, prior to the applicable Vesting Date, the Participant’s employment as President and Chief Executive Officer of the Company terminates for any reason, other than as described in Section 4(c) of this Award Agreement.

(c) Accelerated Vesting. Notwithstanding anything herein to the contrary:

(i) Termination Due to Death or Disability. If the Participant’s employment with the Company terminates as a result of the Participant’s death or the Participant’s Disability (as defined in the Employment Agreement by and between the Company and the Participant (the “Employment Agreement”)), then all unvested Shares of Restricted Stock shall vest immediately as of the date of such termination.

(ii) Termination by the Company Without Cause or by the Participant for Good Reason. If the Participant’s employment is terminated by the Company under Section 6(d) or 6(f) of the Employment Agreement or the Participant resigns and terminates the Participant’s employment under Section 6(d) or 6(f) of the

Employment Agreement, then all unvested Shares of Restricted Stock shall vest immediately as of the date of such termination.

5. Non-Transferability: Unless and until a Share of Restricted Stock becomes vested as described in this Award Agreement, such Share may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or by the laws of descent and distribution and in accordance with Section 8(b) of this Award Agreement, and any purported sale, transfer, pledge, assignment, alienation or hypothecation shall be void and unenforceable against the Company or any Affiliate.

6. Settlement: If the applicable terms and conditions of this Award Agreement are satisfied, vested Shares of Restricted Stock will be released from any transfer restrictions or delivered to the Participant as soon as administratively feasible after all applicable restrictions have lapsed.

7. Taxes:

(a) Tax Withholding. The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold, or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to the Shares of Restricted Stock. To the extent permitted by the Committee, in its sole discretion, this amount may be: (i) withheld from other amounts due to the Participant; (ii) withheld from the value of any Shares transferred in connection with the vesting of the Restricted Stock; (iii) collected directly from the Participant; or (iv) withheld using any combination of the methods described in clauses (i), (ii), or (iii). Subject to the approval of the Committee, the Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding. All such elections will be irrevocable and made in writing and will be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

(b) Section 83(b) Election. The Participant is hereby advised to consult with the Participant’s own personal tax, financial and/or legal advisors regarding the tax consequences of the Award. The Participant understands that the Participant may elect to file an election under Section 83(b) of the Code (a “Section 83(b) Election”) with the Internal Revenue Service with respect to the Shares of Restricted Stock. Neither the Company nor any of its Affiliates makes any recommendations with respect to the decision to make a Section 83(b) Election. It is solely the responsibility of the Participant to decide whether to make a Section 83(b) Election in connection with this Award Agreement and, if so, to do so in a timely manner. In the event the Participant makes a Section 83(b) Election, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other applicable governmental authority, in addition to any filing and notification required pursuant to the Treasury Regulations issued under Section 83(b) of the Code or other applicable provision.

8. Other Terms and Conditions:

(a) Rights Before Vesting. Before Shares of Restricted Stock vest, the Participant: (i) shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock; and (ii) shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period (subject to any mandatory reinvestment or other requirements imposed by the Committee); provided, however, that any such dividends shall be subject to the same terms and conditions as the Shares of Restricted Stock with respect to which they are paid, and, in no event, will any such dividends be paid unless and until the Shares of Restricted Stock to which they relate has vested.

(b) Beneficiary Designation. The Participant may designate a beneficiary or beneficiaries to receive Shares of Restricted Stock that are delivered after the Participant’s death by completing, and returning to the Company, a Beneficiary Designation Form provided by the Company. If the Participant dies without completing a Beneficiary Designation Form, if the Participant does not complete and submit the Beneficiary Designation Form correctly, or if the Participant’s beneficiary predeceases the Participant, the Participant’s beneficiary under this Award Agreement will be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate. If a Participant designates more than one beneficiary, the rights of such beneficiaries shall be payable in equal shares, unless the Participant has designated otherwise.

(c) No Right to Continued Service. The granting of the Award shall impose no obligation on the Company or any Affiliate to continue the employment or other service of the Participant or interfere with or limit the authority of the Company or any Affiliate, as applicable, to terminate the employment or other service of the Participant at any time, which right is expressly reserved.

(d) Requirements of Law. This Award Agreement and the grant of Restricted Stock shall be subject to all applicable federal, state, and local laws, rules and regulations (including all applicable federal and state securities laws) and to all required approvals of any governmental agencies or stock exchange, market, or quotation system on which the Shares are then listed or traded.

(e) Governing Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without regard to its conflicts of law provisions.

(f) Entire Agreement; Award Subject to Plan. Except as otherwise described in this Section 8(f), this Award Agreement constitutes the entire agreement between the parties, and supersedes all prior agreements and understandings, relating to the subject matter of this Award Agreement. The Shares of Restricted Stock are subject in all cases to the terms and conditions set forth in this Award Agreement and the Plan, which are incorporated into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. Notwithstanding the foregoing, in the event of a conflict between the terms of Section 4(e)(i), 6(a), 6(b) or 6(f)(i)(F) of the Employment Agreement and the terms of this Award Agreement with respect to the vesting of the Award on termination of employment, the terms of the Employment Agreement will govern.

(g) Severability. The invalidity or unenforceability of any provisions of this Award Agreement shall not affect the validity or enforceability of any other provision of this Award Agreement, and each other provision of this Award Agreement shall be severable and enforceable to the extent permitted by law. The provisions of this Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and the Participant and the Participant’s legal representatives, heirs, legatees, distributes, assigns and transferees.

(h) Amendment. This Award Agreement may be amended or terminated in accordance with Article XV of the Plan.

(i) Signature in Counterparts. This Award Agreement may be executed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the Grant Date.

PARTICIPANT By: /s/ Jennifer L. Slater Name: Jennifer L. Slater	STRATTEC SECURITY CORPORATION By: /s/ Dennis P. Bowe Title: Vice President and Chief Financial Officer